Exhibit 99.1

ATI Announces Third Quarter 2019 Results

Solid Operating Results in Both Operating Segments Aligned with Expectations

Third Quarter 2019 Highlights

  Sales of $1.02 billion, equal to Q3 2018
    Up 4% excluding divestitures
  Business segment operating profit of $99.2 million, or 9.7% of sales
  $511 million of cash on hand at quarter end
    Sales of non-core assets generated $185 million in cash
  Net income attributable to ATI of $111.0 million, or $0.78 per share
    Net income of $44.9 million, or $0.33 per share, excluding gains on asset sales

PITTSBURGH--(BUSINESS WIRE)--October 31, 2019--Allegheny Technologies Incorporated (NYSE: ATI) reported third quarter 2019 results with sales of $1.02 billion and net income attributable to ATI of $111.0 million, or $0.78 per share. Third quarter 2019 results include $68.2 million in pretax gains on previously announced sales of non-core assets, comprised of a $62.4 million gain on the second of two transactions to monetize oil & gas rights and a $5.8 million net gain on sales of businesses. Excluding these non-core items net-of-tax, third quarter 2019 net income attributable to ATI was $44.9 million, or $0.33 per share. This compares to ATI’s third quarter 2018 sales of $1.02 billion and net income attributable to ATI of $50.5 million, or $0.37 per share.

“We achieved solid operating results in both segments driven by our continued strong execution and increased demand in our key end-markets,” said Robert S. Wetherbee, ATI President and Chief Executive Officer. “We continued to make progress on our strategic initiatives and ended the third quarter with over $500 million of cash on hand due to recent non-core asset sales and ongoing improvements in managed working capital.”

HPMC sales decreased 6% in the third quarter 2019 compared to the prior year’s third quarter, which included results of the recently divested titanium investment castings and industrial forgings businesses. Excluding these operations, HPMC sales increased 2% compared to Q3 2018. Within HPMC, 79% of third quarter 2019 sales were to the aerospace and defense markets, with next-generation jet engine products sales of $129 million representing 50% of total third quarter 2019 HPMC jet engine product sales, excluding the results of the divested titanium investment castings business. HPMC operating profit increased compared to the prior year period, to $78.8 million, while segment operating profit margins grew by 130 basis points year-over-year to 14.3% of sales. HPMC segment sales and operating profits declined versus second quarter 2019, primarily due to normal business seasonal patterns and traditional summer maintenance-related shutdowns. “We continue to deliver on our increasing customer commitments as part of the ongoing aerospace industry production ramp. This is despite near-term headwinds related to one of our jet engine customer’s cash management efforts,” said Wetherbee.

FRP third quarter 2019 sales were 7% higher compared to both the second quarter 2019 and the third quarter 2018. Segment operating profit was $20.4 million, increasing by more than 30% compared to the second quarter 2019 but declined versus a strong prior year period. Sales grew by more than 20% year-over-year in both the oil & gas and aerospace & defense markets while sales of high-value nickel and titanium alloys and precision rolled strip products increased 13% versus the prior year quarter. “Our sales to the oil & gas and aerospace & defense markets continued to expand and were nearly 45% of FRP’s third quarter 2019 revenues, higher than both the prior year’s quarter and the second quarter 2019,” said Wetherbee. “FRP’s focus on sustainable profitability, driven in part by expanding high-value material sales to key end-markets, is clearly evident in our third quarter financial results despite significantly higher 2019 retirement benefit expense.”

As of September 30, 2019, cash on hand was $511 million and available additional liquidity under the Company’s recently extended asset-based lending (ABL) credit facility was approximately $460 million, with no borrowings under the revolving credit portion of the ABL. Cash provided by operations for the third quarter of 2019 was $94 million, with a $100 million reduction in managed working capital more than offsetting $64 million in contributions to a U.S. defined benefit pension plan. Capital expenditures totaled $98 million year-to-date, including $47 million in the third quarter 2019, and were in line with our previously communicated expectations. Cash increased by $185 million from net proceeds from non-core asset sales in the third quarter.

Strategy and Outlook

“We continue to make progress on driving increased margins in both operating segments and to generate cash and deploy it effectively. We are working proactively with our customers to meet their production schedules while simultaneously capturing execution-driven opportunities to grow our market share,” said Wetherbee. “We expect continued year-over-year ATI earnings growth in the fourth quarter led by our HPMC segment.”

HPMC segment operating margins in the fourth quarter 2019 are expected to improve both sequentially and year-over-year, in line with our prior guidance. While backlogs remain strong for single-aisle platforms, including for the 737MAX and LEAP engine programs, uneven customer order patterns and inventory management actions are expected to continue to impact fourth quarter shipments, partially lowering the benefits from our increased share of high value commercial jet engine materials and components. The Company believes these issues are temporary and that the benefits from increased volumes will meaningfully benefit 2020, particularly in the first half of the year, and subsequent future periods.

In the FRP segment, the Company expects continued profitability in the fourth quarter 2019, due to sustained strength in high-value products – including in both the U.S. and our Asian Precision Rolled StripTM (STAL) joint venture – as well as elevated nickel prices affecting raw material surcharge values. These benefits will be more than offset by normal seasonal weakness and the related effects from planned maintenance shutdowns, resulting in lower segment operating profit versus third quarter 2019.

The Company expects to generate significant cash from operations in the fourth quarter primarily due to continued improvement in managed working capital, which more than offsets elevated fourth quarter capital spending levels as we make progress on our ongoing strategic growth projects. ATI anticipates significant progress on its disciplined and balanced capital allocation policies over the next several quarters.

Third Quarter 2019 Financial Results

  Sales for the third quarter 2019 were $1.02 billion, comparable to the third quarter 2018, and were 4% higher on an adjusted basis excluding results from divested businesses in both periods. HPMC sales decreased 6% compared to the third quarter 2018 but were 2% higher on an adjusted basis. Aerospace & defense sales reflect strong demand for titanium products. FRP sales increased 7% on stronger demand for nickel-based alloys and specialty alloys from the oil & gas market, and for titanium alloys for the aerospace & defense markets.
  Gross profit in the third quarter 2019 was $159.7 million, or 15.7% of sales, which was comparable to third quarter 2018 gross profit of $160.4 million, or 15.7% of sales.
  Other income, net for the third quarter 2019 includes $68.2 million in net gains on asset sales that are excluded from segment operating profit, comprised of the $62.4 million gain on sale of oil & gas rights and a $5.8 million net gain on sales of the titanium investment casting and industrial forgings businesses. Results in 2019 also include $2.4 million of net losses from joint ventures accounted for under the equity method, compared to net gains of $0.2 million in the prior year’s third quarter.
  Net income attributable to ATI for the third quarter 2019 was $111.0 million, or $0.78 per share. Excluding non-core asset sales, third quarter 2019 net income was $44.9 million, or $0.33 per share. For the third quarter 2018, net income attributable to ATI was $50.5 million, or $0.37 per share. Results in both periods include impacts from income taxes that differ from applicable standard tax rates, primarily related to the effects of income tax valuation allowances.
  Cash on hand at September 30, 2019 was $511.3 million. For the first nine months of 2019, cash used in operating activities was $10.0 million, including $59.1 million invested in managed working capital for increased business activity and $117.1 million in contributions to a U.S. defined benefit pension plan. Cash provided by investing activities was $149.4 million, as $247.7 million in proceeds from the sale of businesses and other non-core assets more than offset capital expenditures of $98.1 million. Cash used in financing activities was $10.1 million.

High Performance Materials & Components Segment

Market Conditions

  Aerospace & defense sales in the third quarter 2019 were $437.9 million, down 15% compared to the second quarter 2019, and represented 79% of total segment sales. Adjusting for sales of the divested businesses, including the titanium investment castings business, which predominantly sold products to the aerospace & defense markets, total HPMC sales to these markets were 11% lower than the second quarter 2019. Total HPMC third quarter 2019 sales decreased 14% over the second quarter 2019 and were down 10% on an adjusted basis excluding divested businesses. Direct international sales represented 43% of total segment sales for the third quarter 2019.

Third Quarter 2019 Compared to Third Quarter 2018

  Sales were $551.7 million, a $33.8 million, or 6%, decrease compared to the third quarter 2018. On an adjusted basis excluding divested businesses from both quarterly periods, HPMC sales were $544.1 million in 2019 compared to $536.0 million in 2018, a 2% increase in the current year period. Sales to the aerospace and defense markets were 2% lower, and 3% higher than the prior year on an adjusted basis. Sales of next-generation jet engine products were slightly lower due primarily to temporary changes in order patterns from a major aero-engine customer. Government aerospace and defense markets sales were 22% higher than the third quarter 2018.
  Segment operating profit increased to $78.8 million, or 14.3% of sales, compared to $76.0 million, or 13.0% of sales for the third quarter 2018. Results in the third quarter 2019 reflect a better balance of raw material prices and index-based selling prices. Net results of divested businesses were not material to prior period HPMC segment operating profit.

Flat Rolled Products Segment

Market Conditions

  Third quarter 2019 sales to the oil & gas market were $133.4 million, a 14% increase compared to the second quarter 2019, on higher project-based demand for nickel-based flat rolled products. Sales to the aerospace & defense markets were $65.6 million, a 10% increase largely due to higher demand for titanium armor applications. Sales to the consumer electronics market were 16% higher as demand continued to improve at our STAL joint venture in China. Sales to the energy market were 23% lower as international demand for marine scrubber applications softened due to a near-term slowdown in new orders stemming from an increased installation backlog on ocean-going vessels. Sales increased 8% for high-value products, and were 1% lower for standard products, compared to the second quarter 2019. Direct international sales were 37% of third quarter 2019 segment sales.

Third Quarter 2019 Compared to Third Quarter 2018

  Sales were $467.0 million, a $32.3 million, or 7%, increase compared to the prior year period, as sales of high-value products, driven by both nickel-based and titanium-based alloys, were 13% higher. This increase more than offset 12% lower sales of standard products, primarily standard stainless sheet, compared to the third quarter 2018.
  Segment operating profit was $20.4 million, or 4.4% of sales, compared to $29.5 million, or 6.8% of sales for the third quarter 2018. FRP segment results for the third quarter 2019 reflect higher retirement benefit expense of $6 million and a $2.6 million loss for ATI’s share of the A&T Stainless joint venture due to Section 232 tariffs, compared to a $0.3 million loss in the prior year.

Corporate Expenses / Closed Operations and Other Expenses

  Corporate expenses in the third quarter 2019 were $16.0 million, or $1.2 million higher than the third quarter 2018, primarily due to higher incentive compensation expenses.
  Closed operations and other expenses in the third quarter 2019 were $8.2 million, or $4.8 million higher than the third quarter 2018. Retirement benefit expense at closed operations were $1.2 million higher in the third quarter 2019. Prior period results also included a benefit for property tax adjustments for the closed Rowley facility.

Income Taxes

  ATI continues to maintain income tax valuation allowances on its U.S. federal and state deferred tax assets, and the Company does not expect to pay any significant U.S federal or state income taxes for the next few years due to net operating loss carryforwards. The 3.1% tax rate for the third quarter 2019 primarily relates to the combination of the low tax rate caused by the valuation allowances mentioned above and the inclusion of income taxes on non-U.S. operations, resulting in a rate substantially lower than the U.S. statutory rate of 21%.

Allegheny Technologies will conduct a conference call with investors and analysts on Thursday, October 31, 2019, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward‑looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2018, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward‑looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve month period ended September 30, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2019	2019	2018	2019	2018

Sales	$1,018.7	$1,080.4	$1,020.2	$3,103.9	$3,008.7

Cost of sales	859.0	902.7	859.8	2,635.4	2,526.0
Gross profit	159.7	177.7	160.4	468.5	482.7

Selling and administrative expenses	65.2	67.7	65.5	200.9	195.3
Operating income	94.5	110.0	94.9	267.6	287.4
Nonoperating retirement benefit expense	(18.5)	(18.4)	(8.4)	(55.2)	(25.5)
Interest expense, net	(24.2)	(25.9)	(24.8)	(74.9)	(75.8)
Other income, net	67.2	18.6	0.8	82.9	22.4
Income before income taxes	119.0	84.3	62.5	220.4	208.5
Income tax provision	3.7	5.8	6.9	10.3	16.8
Net income	$115.3	$78.5	$55.6	$210.1	$191.7
Less: Net income attributable to noncontrolling interests	4.3	3.4	5.1	9.0	10.4
Net income attributable to ATI	$111.0	$75.1	$50.5	$201.1	$181.3

Basic net income attributable to ATI per common share	$0.88	$0.60	$0.40	$1.60	$1.45

Diluted net income attributable to ATI per common share	$0.78	$0.54	$0.37	$1.44	$1.31

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2019	2019	2018	2019	2018
Sales:
High Performance Materials & Components	$551.7	$642.4	$585.5	$1,795.3	$1,738.1
Flat Rolled Products	467.0	438.0	434.7	1,308.6	1,270.6

Total external sales	$1,018.7	$1,080.4	$1,020.2	$3,103.9	$3,008.7

Operating profit:

High Performance Materials & Components	$78.8	$98.9	$76.0	$250.3	$259.4
% of Sales	14.3%	15.4%	13.0%	13.9%	14.9%

Flat Rolled Products	20.4	15.6	29.5	25.1	66.5
% of Sales	4.4%	3.6%	6.8%	1.9%	5.2%

Total operating profit	99.2	114.5	105.5	275.4	325.9
% of Sales	9.7%	10.6%	10.3%	8.9%	10.8%

LIFO and net realizable value reserves	-	-	-	(0.1)	-

Corporate expenses	(16.0)	(18.0)	(14.8)	(50.6)	(40.9)

Closed operations and other expense	(8.2)	(7.9)	(3.4)	(19.2)	(16.6)

Gain on joint venture deconsolidation	-	-	-	-	15.9

Gains on asset sales, net	68.2	21.6	-	89.8	-

Interest expense, net	(24.2)	(25.9)	(24.8)	(74.9)	(75.8)

Income before income taxes	$119.0	$84.3	$62.5	$220.4	$208.5

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	September 30,	December 31,
	2019	2018
ASSETS

Current Assets:
Cash and cash equivalents	$511.3	$382.0
Accounts receivable, net of allowances for doubtful accounts	596.7	527.8
Short-term contract assets	37.8	51.2
Inventories, net	1,168.5	1,211.1
Prepaid expenses and other current assets	108.1	74.6
Total Current Assets	2,422.4	2,246.7

Property, plant and equipment, net	2,407.5	2,475.0
Goodwill	523.8	534.7
Other assets	275.2	245.4

Total Assets	$5,628.9	$5,501.8

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$415.8	$498.8
Short-term contract liabilities	97.1	71.4
Short-term debt and current portion of long-term debt	12.1	6.6
Other current liabilities	238.3	260.1
Total Current Liabilities	763.3	836.9

Long-term debt	1,541.7	1,535.5
Accrued postretirement benefits	301.4	318.4
Pension liabilities	601.9	730.0
Deferred income taxes	15.8	12.9
Other long-term liabilities	124.9	76.5
Total Liabilities	3,349.0	3,510.2

Total ATI stockholders' equity	2,168.0	1,885.7
Noncontrolling interests	111.9	105.9
Total Equity	2,279.9	1,991.6

Total Liabilities and Equity	$5,628.9	$5,501.8

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Nine Months Ended
	September 30
	2019	2018

Operating Activities:

Net income	$210.1	$191.7

Depreciation and amortization	114.6	117.1
Deferred taxes	4.1	2.8
Gains from disposal of property, plant and equipment, net	(90.6)	(0.5)
Net loss from sales of businesses	1.8	-
Change in managed working capital	(59.1)	(99.4)
Change in retirement benefits	(86.0)	(10.1)
Accrued liabilities and other	(104.9)	(85.0)
Cash (used in) provided by operating activities	(10.0)	116.6
Investing Activities:
Purchases of property, plant and equipment	(98.1)	(101.3)
Proceeds from sales of businesses, net of transaction costs	155.9	-
Proceeds from disposal of property, plant and equipment	91.8	1.4
Purchases of businesses	-	(10.0)
Other	(0.2)	0.8
Cash provided by (used in) investing activities	149.4	(109.1)
Financing Activities:
Borrowings on long-term debt	-	7.1
Payments on long-term debt and finance leases	(5.3)	(4.6)
Net borrowings under credit facilities	5.1	4.0
Dividends paid to noncontrolling interests	-	(10.0)
Sale to noncontrolling interests	-	14.4
Taxes on share-based compensation and other	(9.9)	(6.5)
Cash (used in) provided by financing activities	(10.1)	4.4
Increase in cash and cash equivalents	129.3	11.9
Cash and cash equivalents at beginning of period	382.0	141.6
Cash and cash equivalents at end of period	$511.3	$153.5

Allegheny Technologies Incorporated and Subsidiaries
Revenue by Market
(Unaudited, dollars in millions)
	Three Months Ended				Nine Months Ended
	September 30		September 30		September 30		September 30
	2019		2018		2019		2018
Market
Aerospace & Defense:
Jet Engines	$266.3	26%	$285.7	28%	$854.6	28%	$849.4	28%
Airframes	144.4	14%	146.0	14%	468.0	15%	394.9	13%
Government Aerospace & Defense	92.8	9%	67.5	7%	278.7	9%	199.3	7%
Total Aerospace & Defense	$503.5	49%	$499.2	49%	$1,601.3	52%	$1,443.6	48%
Oil & Gas	147.3	15%	128.2	13%	396.1	13%	413.5	14%
Automotive	73.6	7%	85.0	8%	224.1	7%	244.5	8%
Energy	69.9	7%	59.9	6%	203.0	6%	180.3	6%
Food Equipment & Appliances	53.6	5%	58.8	6%	156.4	5%	181.3	6%
Electronics/Computers/Communications	44.5	5%	41.3	3%	116.7	4%	109.7	3%
Construction/Mining	43.7	4%	58.4	6%	154.2	5%	169.9	6%
Medical	41.0	4%	47.9	5%	129.5	4%	142.8	5%
Other	41.6	4%	41.5	4%	122.6	4%	123.1	4%
Total	$1,018.7	100%	$1,020.2	100%	$3,103.9	100%	$3,008.7	100%

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2019	2019	2018	2019	2018
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	33%	33%	30%	32%	30%
Titanium and titanium-based alloys	19%	18%	16%	18%	16%
Precision forgings, castings and components	16%	19%	18%	18%	20%
Precision and engineered strip	14%	12%	15%	13%	14%
Zirconium and related alloys	5%	6%	6%	6%	5%
Total High-Value Products	87%	88%	85%	87%	85%
Standard Products
Standard stainless products	13%	12%	15%	13%	15%
Grand Total	100%	100%	100%	100%	100%

Note: FRP conversion services are exluded from this presentation.

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
Shipment Volume:	2019	2019	2018	2019	2018

Flat Rolled Products (000's lbs.)
High value	92,161	89,865	87,994	264,205	256,601
Standard	94,019	92,850	96,211	279,506	310,466
Flat Rolled Products total	186,180	182,715	184,205	543,711	567,067

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$3.48	$3.30	$3.22	$3.35	$3.22
Standard	$1.38	$1.41	$1.53	$1.39	$1.40
Flat Rolled Products combined average	$2.42	$2.34	$2.34	$2.34	$2.22

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2019	2019	2018	2019	2018

Numerator for Basic net income per common share -
Net income attributable to ATI	$111.0	$75.1	$50.5	$201.1	$181.3
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	3.2	3.2	3.2	9.7	9.6
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$114.2	$78.3	$53.7	$210.8	$190.9

Denominator for Basic net income per common share -
Weighted average shares outstanding	125.9	125.9	125.2	125.7	125.1
Effect of dilutive securities:
Share-based compensation	0.9	0.6	0.9	0.8	0.7
4.75% Convertible Senior Notes due 2022	19.9	19.9	19.9	19.9	19.9
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	146.7	146.4	146.0	146.4	145.7

Basic net income attributable to ATI per common share	$0.88	$0.60	$0.40	$1.60	$1.45

Diluted net income attributable to ATI per common share	$0.78	$0.54	$0.37	$1.44	$1.31

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	September 30	December 31
	2019	2018

Accounts receivable	$596.7	$527.8
Short-term contract assets	37.8	51.2
Inventory	1,168.5	1,211.1
Accounts payable	(415.8)	(498.8)
Short-term contract liabilities	(97.1)	(71.4)
Subtotal	1,290.1	1,219.9

Allowance for doubtful accounts	5.0	6.0
LIFO reserve	(6.7)	(2.9)
Inventory reserves	82.2	88.5
Managed working capital	$1,370.6	$1,311.5

Annualized prior 3 months sales	$4,074.6	$4,151.3

Managed working capital as a % of annualized sales	33.6%	31.6%

September 30, 2019 change in managed working capital	$59.1

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	September 30	December 31
	2019	2018

Total debt (a)	$1,562.1	$1,552.5
Less: Cash	(511.3)	(382.0)
Net debt	$1,050.8	$1,170.5

Net debt	$1,050.8	$1,170.5
Total ATI stockholders' equity	2,168.0	1,885.7
Net ATI capital	$3,218.8	$3,056.2

Net debt to ATI capital	32.6%	38.3%

Total debt (a)	$1,562.1	$1,552.5
Total ATI stockholders' equity	2,168.0	1,885.7
Total ATI capital	$3,730.1	$3,438.2

Total debt to total ATI capital	41.9%	45.2%

(a) Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated October 31, 2019:

Three Months Ended
September 30
2019

Net income attributable to ATI	$111.0
Adjust for special items:
Gain on sale of oil & gas rights (a)	$(60.5)
Loss on sale of industrial forgings business (b)	0.4
Gain on sale of cast products business (c)	(6.0)
Net income attributable to ATI excluding special items	$44.9

Per Diluted Share *

Net income attributable to ATI	$0.78
Adjust for special items:
Gain on sale of oil & gas rights	$(0.41)
Loss on sale of industrial forgings business	-
Gain on sale of cast products business	(0.04)
Net income attributable to ATI excluding special items	$0.33
* Presentation of adjusted results per diluted share includes the effects of convertible debt, if dilutive.
(a) Third quarter 2019 results include a $62.4 million pre-tax gain on the sale of oil & gas rights in New Mexico.
(b) Third quarter 2019 results include a $0.4 million pre-tax loss on the sale of the industrial forgings business related to the final working capital adjustment.

(c) Third quarter 2019 results include a $6.2 million pre-tax net gain on the sale of the cast products business, which includes a $10.2 million write-down of the carry value of long-lived assets of the retained Salem operations.

Adjusted Sales Information		Industrial Forgings and
	Reported	Cast Products Businesses	Adjusted

Total ATI Sales- Q3 2019	$1,018.7	$(7.6)	$1,011.1
Total ATI Sales- Q3 2018	1,020.2	(49.5)	970.7
Percentage Change	-0.1%		4.2%

HPMC Sales- Q3 2019	$551.7	$(7.6)	$544.1
HPMC Sales- Q3 2018	585.5	(49.5)	536.0
Percentage Change	-5.8%		1.5%

HPMC Sales- Q3 2019	$551.7	$(7.6)	$544.1
HPMC Sales- Q2 2019	642.4	(40.1)	602.3
Percentage Change	-14.1%		-9.7%

HPMC Aerospace & Defense Markets Sales- Q3 2019	$437.9	$(7.4)	$430.5
HPMC Aerospace & Defense Markets Sales- Q2 2019	512.3	(31.1)	481.2
Percentage Change	-14.5%		-10.5%

Next Generation Jet Engine Product Sales- Q3 2019	$133.7	$(4.4)	$129.3
HPMC Jet Engine Product Sales- Q3 2019	268.9	(5.9)	263.0
	49.7%		49.2%
Adjusted Sales metrics are non-GAAP measures that exclude the impacts of divestitures. These measures are utilized by management to evaluate underlying business trends of the ongoing businesses.

Contacts

Allegheny Technologies Incorporated
Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com
www.ATImetals.com